Exhibit 99.1

BEHRINGER HARVARD REIT I, INC.

March 31, 2009

Dear Shareholder:

At its regularly scheduled end of the quarter meeting, the board of directors of Behringer Harvard REIT I, Inc. voted to (a) accept requests for redemption of the REIT’s common stock made on circumstances of a shareholder’s death, disability or need for long-term care, (b) reject all other pending redemptions (referred to as “ordinary” redemptions), (c) suspend the share redemption program in respect of ordinary redemptions until further notice and (d) continue to accept, until further notice, redemptions made on circumstances of a shareholder’s death, disability or need for long-term care.

In addition, the board determined that, given the uncertain and unusually volatile economic environment, future distributions will be determined and declared in arrears rather than in advance of the period to which they apply.  As a result, distributions will be paid subsequent to the period to which they apply.  This is similar to the method used by listed REITs and other real estate operating companies that are no longer in their offering and acquisition phase.  This new distribution policy enables management and the board to make distribution decisions with greater visibility.  Lastly, the board is evaluating the merits and cost savings of moving from monthly to quarterly distributions and will make a determination in this regard at its May meeting.  The board will continue to monitor the REIT’s performance and review its distribution policies with a focus on capital preservation and shareholder protection during this historically turbulent economic cycle.

In taking its actions in respect of redemptions, the board took into account that on an annual basis a detailed budget for the REIT’s expenditures is created, which is continually monitored.  Budgeted expenditures for redemptions were based upon redemption rates throughout the REIT’s six year operating history.  Requests for redemptions during the first quarter alone exceeded the full year’s budgeted amount for redemptions.  Accepting redemptions of this magnitude could affect the REIT’s ability to fulfill other funding obligations, including capital expenditures, tenant improvement costs and other operational expenditures budgeted to operate the company and would not allow it to take advantage of any investment opportunities that may be uniquely attractive in the current market environment.

Until now Behringer Harvard REIT I, Inc. has experienced a comparatively low level of redemptions relative to its competitors.  However several large competitor non-listed REITs have reached their limitations on share redemptions or have otherwise elected to suspend shareholder redemption requests.  We believe that this has caused substantial additional pressure for redemptions of shares of Behringer Harvard REIT I, Inc. as an available source of liquidity and management does not believe it fair for our shareholders to bear this disproportionate burden and the related potential negative consequences.

In addition, the REIT’s board took into account that, given the crisis crippling the domestic and global economies, coupled with the virtual complete paralysis of the credit capital markets, proactive and protective measures to preserve the capital reserves of the REIT are advisable.  Furthermore, the REIT’s board concluded that these proactive measures are prudent given that no one can accurately predict the length or severity of the recession or whether the currently weak economic environment will accelerate into a prolonged state of stagnation.

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main: 866.655.3600 (toll-free)
Fax: 866.655.3610 (toll-free)

The trends in year-to-date requests for redemptions indicated rapid acceleration toward the share redemption program’s limits.  The proactive measures taken by the REIT’s board will enable the company to retain approximately $150,000,000 of liquidity and cash in 2009 alone making it possible for the REIT to make improvements to its existing portfolio, execute strategic extensions and restructurings to existing lines of credit, protect against the uncertainties in the capital markets and permit it to take advantage of investment opportunities that may be uniquely attractive in the current market environment.

Although the majority of our shareholders are unaffected by or will applaud the board’s decision to suspend ordinary redemptions and conserve the REIT’s capital, we realize that some who wish to do so will unfortunately be unable to redeem their shares.  With a shareholder base of tens of thousands representing just under $3 billion of equity investment, it is virtually impossible to accommodate every circumstance.  Redemptions represent a small fraction of shareholders and the board must act in the best interests of the company and its shareholders overall.

Several of the most powerful and prominent financial institutions in the world have in recent months either gone out of business, filed for bankruptcy protection or have diluted their ownership to potentially unrecoverable proportions.  These companies were much larger and had more financial resources than any REIT.  In retrospect, early capital protective measures such as those implemented by the REIT’s board would have been more prudent.  In the current economic environment, enterprises that fail to undertake the kind of early and decisive action that the REIT’s board has taken jeopardize their future success.  With these actions Behringer Harvard REIT I, Inc. has positioned itself for the long-term success of its business and its shareholders.

Shareholders who have submitted ordinary redemption requests may either rescind their requests or may leave the request with the REIT.  Ordinary redemption requests that remain with the REIT will be processed on a pro rata basis when such redemptions resume in accordance with the share redemption program.

The board will continue to monitor matters relating to the REIT’s share redemption program with the goal to reinstate it when circumstances permit.  During and beyond these historically turbulent and trying economic times we will continue to be proactive and maintain our communications with you, our valued shareholder.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely yours,

Robert M. Behringer

Chairman of the Board

Robert S. Aisner

Chief Executive Officer and President

cc: Your Financial Advisor